Exhibit 21

SUBSIDIARIES

STATE
American Driving	CA
Bar None, Inc.	DE
CIG Investments, LLC	DE
CMSI Credit Services, Inc.	MD
CreditReportsPlus LLC	MD
First Advantage Background Services Corp	FL
First Advantage Canada, Inc.	Ontario, Canada
First Advantage Quest Research (Beijing) Co., Ltd.	China
First Advantage Credco, LLC	DE
First Advantage Litigation Consulting, LLC	VA
First Advantage Enterprise Screening Corporation	DE
First Advantage Government Services, LLC	DE
First Advantage Occupational Health Services Corp	FL
First Advantage Philippines, Inc.	Philippines
First Advantage Public Records, LLC	DE
First Advantage Quest Research Corporation	Cayman Islands
First Advantage Quest Research Group Ltd	British Virgin Islands
First Advantage Quest Research, Ltd.	British Virgin Islands
First Advantage Quest Research Limited	Hong Kong
First Advantage Quest Research Private Limited	India
First Advantage Quest Research PTE, Ltd	Singapore
First Advantage Quest Research PTY, Ltd	Australia
First Advantage SafeRent, Inc.	DE
First Advantage Tax Consulting Services, LLC	DE
First American Credco of Puerto Rico, Inc.	DE
First American Credit Management Solutions, Inc.	DE
First American Indian Holdings, LLC	DE
First American Membership Services, Inc.	CA
First Canadian Credco, Inc.	Ontario, Canada
Jenark Business Systems, Inc.	MD
LeadClick Holding Company, LLC	DE
LeadClick Media, Inc.	CA
Multifamily Community Insurance Agency, Inc.	MD
National Background Data, LLC	DE
National Data Registry, LLC	DE
North American Credco, Inc.	DE
Omega Insurance Services, Inc.	FL
Pea Soup Merger Corp	FL
PrideRock Holding Company, Inc.	AL
Proudfoot Reports Incorporated	NY
Quantitative Risk Solutions LLC dba First Advantage Supply Security Division	AZ
Realeum, Inc.	DE
Teletrack Canada, Inc.	Ontario, Canada
Tele-Track, Inc.	GA
Recruiternet (Europe), Ltd.	UK
US Search.com, Inc.	DE
ZAPAPP India Private Ltd.	India